As filed with the Securities and Exchange Commission on July 21, 2020

Registration No. 333-180116

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS HOLDINGS, INC.

(f/k/a Caesars Entertainment Corporation)

(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edmund L. Quatmann, Jr.

Executive Vice President, Chief Legal Officer and Secretary

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

(775) 328-0100

(Name, address (including zip code) and telephone number (including area code) of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

Caesars Holdings, Inc., a Delaware corporation (f/k/a Caesars Entertainment Corporation) (“Caesars”, the “Registrant” or the “Company”) is filing this Post-Effective Amendment No. 1 to a Registration Statement on Form S-3 (File No. 333-180116) filed on March 15, 2012 and declared effective March 27, 2012 (the “Registration Statement”), to remove from registration, by means of post-effective amendment, any and all shares of common stock, par value $0.01 per share, of the Company (“Shares”), that were originally registered under the Registration Statement but remain unissued or unsold under the Registration Statement.

The Company, Caesars Entertainment, Inc. (f/k/a Eldorado Resorts, Inc.) (“Parent”) and Colt Merger Sub, Inc., a direct wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 24, 2019, as amended on August 15, 2019 by Amendment No. 1 to Agreement and Plan of Merger. The Merger Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on July 20, 2020 as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the Company’s undertakings in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes all such securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada on July 21 , 2020.

CAESARS HOLDINGS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.